Exhibit 99.1

MeadWestvaco Corporation Global Headquarters 501 South 5th Street Richmond, VA 23219-0501 +1 804.444.6397 T www.mwv.com

PRESS RELEASE

Media Contact

Scott Openshaw

Tel: +1 804-444-6011

mediainquiries@mwv.com

Gracia C. Martore Elected to MWV Board of Directors

RICHMOND, VA (February 27, 2012)—MeadWestvaco Corporation’s (NYSE: MWV) board of directors today elected Gracia C. Martore a director of the company. Ms. Martore brings strong financial and management experience, media and marketing expertise, and unique consumer insight that will help guide MWV’s global packaging business.

Ms. Martore, 60 years old, is president and chief executive officer of Gannett Co., Inc.(NYSE: GCI), a leading media and marketing solutions company with a diverse portfolio of broadcast, digital, mobile and publishing companies.

Martore joined Gannett in 1985 as assistant treasurer. She became a vice president in the treasury group in 1993 and added investor relations duties in 1995. Martore was named treasurer and vice president, investor relations in 1998. She was promoted to senior vice president of finance in addition to her treasurer’s responsibilities in 2001. In 2003, Martore became senior vice president and chief financial officer and was appointed to Gannett’s management committee. In 2005, she became executive vice president and chief financial officer. In 2010, Martore was named president and chief operating officer. Prior to joining Gannett, she worked for 12 years in the banking industry.

As a member of the MWV board of directors, Ms. Martore’s duties will include her participation on the audit committee and the finance committee.

Martore serves on the boards of directors of Gannett Co. Inc. and FM Global and the advisory board of Florence Crittendon.

A former Wellesley Scholar for academic excellence, Ms. Martore graduated from Wellesley College in 1973.

About MWV

MeadWestvaco Corporation (NYSE: MWV), provides packaging solutions to many of the world’s most-admired brands in the healthcare, beauty and personal care, food, beverage, home and garden, and tobacco industries. The company’s businesses also include Consumer & Office Products, Specialty Chemicals, and the Community Development and Land Management Group, which sustainably manages the company’s land holdings to support its operations, and to provide for conservation, recreation and development opportunities. With 17,500 employees worldwide, MWV operates in 30 countries and serves customers in more than 100 nations. MWV manages all of its forestlands in accordance with internationally recognized forest certification standards, and has been named to the Dow Jones Sustainability World Index for eight consecutive years. For more information, please visit www.mwv.com.

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